EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the securities of Black Titan Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the below date.

Date: December 9, 2025	/s/ Seow Gim Shen
Seow Gim Shen

THE SIRE GROUP LTD.

By:	/s/ Seow Gim Shen
Seow Gim Shen
Director